Exhibit 99.1

MDC Partners Special Committee Retains Independent Advisors

Committee Engages Moelis & Company LLC and DLA Piper LLP (US) to Assist in Evaluating Potential Business Combination with Stagwell

NEW YORK, NEW YORK  (July 15, 2020) – MDC Partners Inc. (the “Company”) (NASDAQ: MDCA) today announced that the Special Committee formed by its Board of Directors has retained Moelis & Company LLC and DLA Piper LLP (US) as its independent financial and legal advisors, respectively.

As previously announced, the Special Committee, chaired by Lead Independent Director Irwin Simon, was formed to evaluate a preliminary, non-binding proposal made by Stagwell Media LP (“Stagwell”) with respect to a potential business combination between the Company and Stagwell (the “Potential Transaction”). The committee consists of Mr. Simon and other independent members of the Company’s Board of Directors.

“We will act in the best interests of the Company and our shareholders as we evaluate the Potential Transaction, as well as any alternatives that may become available to the Company, and are pleased to have enlisted the experience and expertise of independent advisors Moelis & Company and DLA Piper in that process,” said Mr. Simon.

No assurances can be given regarding the likelihood, terms and details of any proposal or Potential Transaction, that any proposal made by Stagwell regarding a Potential Transaction will be accepted by the Special Committee, that definitive documentation relating to any such Potential Transaction will be executed or that any Potential Transaction, or other business combination, will be completed.

Forward Looking Statements

Certain statements in this announcement, including statements regarding a Potential Transaction, are “forward-looking statements” that are subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of the announcement of the formation of the special committee and review of a Potential Transaction on the Company’s business, whether any Potential Transaction will occur, and/or the ability to implement any Potential Transaction or other transaction.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement, including the risks identified in our filings with the U.S. Securities and Exchange Commission.

About MDC Partners Inc.

MDC Partners is one of the most influential marketing and communications networks in the world. As “The Place Where Great Talent Lives,” MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at mdc-partners.com and follow us on Twitter at twitter.com/mdcpartners.